[LOGO] ENTERPRISE
       GROUP OF FUNDS



                       THE ENTERPRISE GROUP OF FUNDS, INC.
          Atlanta Financial Center 3343 Peachtree Road, N.E., Suite 450
                             Atlanta, Georgia 30326



Dear Shareholder:

I am asking for your help on an important matter affecting your investments with us. OUR RECORDS INDICATE THAT YOU HAVE NOT YET CAST YOUR VOTE FOR SPECIFIC PROPOSALS RELATED TO THE ENTERPRISE GROUP OF FUNDS. These proposals were set forth in a proxy statement that was recently mailed to you. While many shareholders have cast their votes on the proposals, the Funds' merger proposals require an unusually high vote, and we need an affirmative vote of at least two-thirds of each Fund's outstanding shares. In light of this, the Special Meeting of the Enterprise Group of Funds scheduled for March 31, 2005 has been adjourned to April 29, 2005. IT IS EXTREMELY CRITICAL TO VOTE YOUR SHARES NO MATTER THE SIZE OF YOUR INVESTMENT.

As a shareholder in one or more Funds in the Enterprise Group of Funds, you are being asked to approve a merger with and into an AXA Enterprise Fund. For information regarding the mergers or to get additional information about the acquiring AXA Enterprise Fund, please call 1-800-309-2984. Additionally, a Q& A describing these mergers is enclosed for your review.


YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGERS AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF SHAREHOLDERS. THE BOARD RECOMMENDS THAT YOU APPROVE THE PROPOSAL AND VOTE YOUR SHARES.

For your convenience we have set up three methods to cast your vote.

1. VOTE BY TELEPHONE. You may cast your vote by telephone by calling our toll-free proxy line 1-800-309-2984. Representatives are available to record your vote Monday through Friday from 9:00 a.m. to 10:00 p.m. Eastern Time.

2. VOTE THROUGH THE INTERNET. You may cast your vote by logging into the Internet address located on your proxy card and following the instructions on the website.

3. VOTE BY MAIL. You may cast your vote by signing, dating and mailing the proxy card in the postage-paid return envelope provided.


                          PLEASE VOTE YOUR SHARES TODAY


If you should have any questions regarding the meeting proposals or the execution of your vote, please call 1-800-309-2984. If we still have not received your vote as we move closer to the Shareholder Meeting, you may receive a phone call encouraging you to vote your shares.

Thank you for your time and consideration.

Sincerely,



/s/ Steven M. Joenk
------------------------
Steven M. Joenk
President
The Enterprise Group of Funds, Inc.